UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


                                    FORM 10-Q
                       FOR THE PERIOD ENDED JUNE 30, 2000


                         COMMISSION FILE NUMBER: 0-2616

                         CONSUMERS FINANCIAL CORPORATION
                             1513 CEDAR CLIFF DRIVE
                               CAMP HILL, PA 17011



PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed.

  X   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X   (b)   The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Company will be unable to file its Form 10-Q for the quarter ended June 30, 2000 due to the time required by the remaining two employees to relocate the Company s administrative offices and to complete the sale of the Company s home office building. The relocation occurred on August 1, 2000 and settlement on the sale of the building occurred on August 10, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                              R. FREDRIC ZULLINGER
                                 (717) 730-6306

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s)

                                     X   Yes         No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                     X   Yes         No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      In the first half of 1999, the Company s net assets in liquidation declined by $327,000, primarily as a result of a $135,000 net loss for the period and $205,000 in preferred shareholder dividends. For the first six months of 2000, the Company expects to report a net loss of approximately $56,000, a $225,000 increase in the liability for its underfunded pension plan and preferred dividends of $196,000. However, since the Company's net assets in liquidation as of December 31, 1999 were zero, these decreases will be offset by a corresponding decrease in the estimated liquidation value of the Company's preferred stock.

                         CONSUMERS FINANCIAL CORPORATION

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 14, 2000                     By:   /S/ R. Fredric Zullinger
                                          R. Fredric Zullinger
                                          Sr. VP and CFO